AMERICAN RAILCAR INDUSTRIES, INC.
100 Clark Street, St. Charles, Missouri 63301
News Release	www.americanrailcar.com

For Release: May 8, 2006	Contact:	William P. Benac
Michael Obertop
636.940.6000

AMERICAN RAILCAR INDUSTRIES REPORTS RECORD REVENUE AND CAR SHIPMENTS

     St. Charles, MO, May 8th, 2006 — American Railcar Industries, Inc. (“ARI”) [NASDAQ: ARII] today reported its first quarter financial results.
     For the three months ended March 31, 2006, sales were $178.7 million and the net earnings attributable to common stock was $6.7 million or $0.35 per diluted share. The Company’s results for this period included charges of $3.6 million in stock based compensation expense related to restricted stock and stock option grants in connection with our initial public offering. In comparison, for the three months ended March 31, 2005, the Company had sales of $130.9 million and a net loss attributable to common stock of $2.0 million or $0.18 per diluted share. Both the preferred stock and substantially all of the debt were retired in the first quarter of 2006 in connection with the Company’s January 2006 initial public offering.
     EBITDA was $14.3 million in the first quarter of 2006 and $6.0 million for the first quarter of 2005. Adjusted EBITDA was $17.9 million in the first quarter of 2006 and $6.0 million for the first quarter of 2005. The adjustment to EBITDA in the first quarter of 2006 reflects $3.6 million of stock based compensation expenses incurred in connection with the IPO. The Company expects to incur an additional $1.5 million of stock based compensation expense per quarter for the balance of 2006. The improvements in net earnings, EBITDA and Adjusted EBITDA from 2005 to 2006 result primarily from increased sales (due to capacity increases and strong demand), improved efficiencies and the recovery of raw material cost increases through variable pricing clauses in our customer contracts. A reconciliation of the Company’s net earnings (loss) to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
     ARI shipped a record 1,980 railcars in the first quarter of 2006. This compares to 1,482 in the first quarter of 2005. First quarter 2006 shipments were comprised of 1,527 covered hopper cars and 453 tank cars. In the first quarter of 2005, shipments were comprised of 618 covered hopper cars, 431 centerbeam platform cars and 433 tank cars.
     “The Company had a very strong quarter, in addition to achieving record financial results we acquired one of our suppliers, Custom Steel, which has increased the percentage of railcar parts that are manufactured by the Company,” said James J. Unger, President and CEO of ARI. “Our substantial backlog of unfilled orders for new railcars totaled 14,596 cars at March 31, 2006, compared to 6,797 at March 31, 2005, a 115% increase, and 14,510 at December 31, 2005. As previously reported, a tornado has taken our Marmaduke, Arkansas tank railcar manufacturing facility out of production until, we estimate, approximately mid to late August. However, with the continued support from our customers and good insurance coverage, we look forward to continued strong performance for the remaining months of 2006.”
     ARI will host a webcast and conference call on Monday May 8th, 2006 at 10:00 am (Eastern time) to discuss the Company’s first quarter financial results. To participate in the webcast, please log on to ARI’s investor relations page through the ARI web site at www.americanrailcar.com. To participate in the conference call dial 1-800-638-5439 and use participant code 16643263. Participants are asked to logon to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time.
     An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About American Railcar Industries, Inc.
     American Railcar Industries, Inc. is a leading North American manufacturer of covered hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components used in the production of its railcars as well as railcars and non-railcar industrial products produced by others. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
Forward Looking Statement Disclaimer
     This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward—looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding any implication that the Company’s backlog may be indicative of future sales, the Company’s expectation of the time period in which its Marmaduke tank railcar facility will be out of production, and the Company’s expectation that the continued support from its customers and good insurance coverage, will result in continued strong performance for the remaining months of 2006. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Estimated backlog reflects the total sales attributable to the backlog reported at the end of the particular period as if such backlog were converted to actual sales. Estimated backlog does not reflect potential price increases or decreases under our customer contracts that provide for variable pricing based on changes in the cost of certain raw materials and railcar components or the possibility that contracts may be canceled or railcar delivery dates delayed, and does not reflect the effects of any cancellation or delay of railcar orders that may occur. ARI cannot guarantee that its insurance coverage, subject to applicable deductibles, will be adequate to cover damage to the facility and railcars. Nor can ARI guarantee that its business interruption insurance will be adequate to cover its losses resulting from the business interruption. ARI’s insurance carrier could also contest the scope of ARI’s coverage or the amount of its coverage or deductibles. Even if ARI’s preliminary assessment of its insurance coverage is correct, delays in receiving payments from, or disputes with, its insurance carrier, could adversely affect ARI’s business and results of operations. ARI cannot guarantee the delivery time for replacement equipment for its Marmaduke facility, the time it will take to complete its rebuilding efforts, how long its production delay at the facility will continue, or whether its rebuilding efforts, plant shut down or associated delivery delays will result in unanticipated costs that may not be covered by insurance. ARI cannot assure that it will be able to retain its tank railcar customers or orders. Its tank railcar orders may be subject to cancellation in connection with its plant shut-down or otherwise, or ARI may incur disputes with those customers over rescheduling deliveries. ARI also cannot guarantee that it will be able to retain its employees, several of whom may have been displaced from their homes. Other potential risks and uncertainties include, among other things: the cyclical nature of the railcar manufacturing business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; ARI’s ability to maintain relationships with its suppliers of railcar components and raw materials; fluctuations in the supply of components and raw materials ARI uses in railcar manufacturing; the highly competitive nature of the railcar manufacturing industry; the risk of further damage to our primary railcar manufacturing facilities or equipment in Paragould or Marmaduke, Arkansas; our reliance upon a small number of customers that represent a large percentage of our revenues; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; our dependence on key personnel; the risks of labor shortage in light of our recent growth; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts, unaudited)

	December 31,	March 31,
	2005	2006

Assets
Current Assets Cash and cash equivalents	$28,692	$27,938
Accounts receivable, net	38,273	44,013
Accounts receivable, due from affiliates	5,110	13,188
Inventories, net	88,001	98,464
Prepaid expenses	2,523	4,978
Deferred tax asset	1,967	1,184

Total current assets	164,566	189,765

Property, plant and equipment
Buildings	84,255	89,307
Machinery and equipment	68,187	78,431

	152,442	167,738
Less accumulated depreciation	65,398	67,622

Net property, plant and equipment	87,044	100,116
Construction in process	3,759	5,841
Land	2,182	2,381

Total property, plant and equipment	92,985	108,338

Debt issuance costs and other assets	591	26
Deferred offering costs	4,860	—
Goodwill	—	6,923
Other assets	—	1,068
Investment in joint venture	5,578	5,902

Total assets	$268,580	$312,022

CONSOLIDATED BALANCE SHEETS, CONTINUED
(In thousands, except per share amounts, unaudited)

	December 31,	March 31,
	2005	2006

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$33,294	$83
Accounts payable	55,793	51,500
Accounts payable, due to affiliates	4,457	3,215
Accrued expenses and taxes	7,675	8,606
Accrued compensation	7,243	9,539
Accrued dividends	11,336	636
Note payable to affiliate — current	19,000	—

Total current liabilities	138,798	73,579

Long — term debt, net of current portion	7,076	75
Deferred tax liability	5,364	7,093
Pension and post-retirement liabilities	10,522	11,123
Other liabilities	59	81
Mandatory redeemable preferred stock, stated value $1,000, 99,000 shares authorized, 1 share issued and outstanding at December 31, 2005, none outstanding at March 31, 2006	1	—

Total Liabilities	161,820	91,951

Commitments and contingencies	—	—

Shareholders’ equity:
New Preferred Stock, $.01 par value per share, stated value $1,000 per share, 500,000 shares authorized, 82,055 issued and outstanding at December 31, 2005, none outstanding at March 31, 2006	82,055	—
Common stock, $.01 par value, 50,000,000 shares authorized, 11,147,059 and 21,207,773 shares issued and outstanding at December 31, 2005 and March 31, 2006, respectively	111	212
Additional paid-in capital	41,667	233,864
Restricted Stock	—	(3,000)
Accumulated deficit	(15,442)	(9,374)
Accumulated other comprehensive loss	(1,631)	(1,631)

Total shareholders’ equity	106,760	220,071

Total Liabilities and shareholders’ equity	$268,580	$312,022

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Three Months Ended,
	March 31,	March 31,
	2005	2006

Revenues:
Manufacturing operations (including revenues from affiliates of $11,098 and $15,027 in 2005 and 2006, respectively)	$120,694	$166,490
Railcar services (including revenues from affiliates of $5,771 and $5,982 in 2005 and 2006, respectively)	10,228	12,239

Total revenues	130,922	178,729
Cost of goods sold:
Manufacturing operations (including costs related to affiliates of $10,468 and $14,068 in 2005 and 2006, respectively)	115,517	148,256
Railcar services (including costs related to affiliates of $3,794 and $4,571 in 2005 and 2006, respectively)	8,252	10,213

Total cost of goods sold	123,769	158,469
Gross profit	7,153	20,260
Selling, administrative and other	3,399	5,145
Stock based compensation expense	—	3,550

Earnings from operations	3,754	11,565
Interest income (including interest income from affiliates of $823 and $0 in 2005 and 2006, respectively)	868	486
Interest expense (including interest expense to affiliates of $828 and $98 in 2005 and 2006, respectively)	1,086	1,030
Earnings from joint venture	744	475

Earnings before income tax expense	4,280	11,496
Income tax expense	1,742	4,235

Net earnings	$2,538	$7,261

Less preferred dividends	(4,520)	(568)

Earnings (loss) available to common shareholders	$(1,982)	$6,693
Net earnings (loss) per common share — basic	$(0.18)	$0.35
Net earnings (loss) per common share — diluted	$(0.18)	$0.35
Weighted average common shares outstanding — basic	11,147	19,013
Weighted average common shares outstanding — diluted	11,147	19,139

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three months ended
	March 31
	2005	2006

Net Earnings	$2,538	$7,261
Income tax Expense	1,742	4,235
Interest Expense	1,086	1,030
Interest Income	(868)	(486)
Depreciation	1,525	2,290

EBITDA	$6,023	$14,330

Stock based Compensation Expense	—	3,550

Adjusted EBITDA	$6,023	$17,880

     EBITDA represents net earnings (loss) before income tax expense (benefit), interest expense (income), net of amortization and depreciation of property and equipment. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry. In addition, our management uses EBITDA to evaluate our operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings (loss), cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
     Adjusted EBITDA represents EBITDA before the $3.6 million of stock based compensation expense related to the Company’s grant of stock options and restricted stock in connection with the Company’s initial public offering. We believe that Adjusted EBITDA is useful to investors evaluating our operating performance compared to that of other companies in our industry since it eliminates the effects of stock-based compensation expenses which do not involve a cash settlement. In addition, these charges are excluded from our calculation of EBITDA under our new revolving credit agreement entered into in January 2006 and is therefore consistent with our presentation of our EBITDA to our lenders. Management also uses Adjusted EBITDA in evaluating our operating performance. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.